EXHIBIT 10.17

OPTION AGREEMENT

This OPTION AGREEMENT (“Agreement”) to lease property is made this 11th day of July, 2006 (“Effective Date”) by and between Jacobs Entertainment, Inc., a Delaware Corporation, hereinafter referred to as TENANT, and Sycamore & Main, Inc., an Ohio corporation, hereinafter referred to as LANDLORD.

WITNESSETH:

LANDLORD hereby grants TENANT the Option to lease certain property in Cleveland, Ohio as follows:

1.                                      GRANT OF OPTION:  For two (2) years (“Option Period”) following the Effective Date of this Agreement, LANDLORD grants to TENANT the option to lease (“Option”) the property outlined herein. Such Option Period may be extended for two (2) additional years at the election of the TENANT by notifying LANDLORD in writing of its intention to extend such Option Period within thirty (30) days prior to the expiration of the Option Period (“Extension Notice”).

2.                                      OPTION PRICE:  TENANT shall pay to LANDLORD $50,000 in immediately available funds upon execution of this Agreement, and on each anniversary of the Effective Date, including after the Extension Notice , as consideration for such Option. Such amounts shall be non-refundable.

3.                                      PROPERTY:  That certain property on the West Bank of the Cuyahoga River in Cleveland, Ohio forming part of the parking lot of the Nautica Entertainment Complex (“Nautica”) comprised of approximately  28,646 s.f. land and minor improvements thereon, if any,  and which is Parcel #  003-19-018 of the Tax Maps for Cuyahoga County, Ohio (“Property”). A map of the Property is attached as Exhibit A.

4.                                      LEASE.  The lease between the parties (“Lease”) shall reflect the terms of this Agreement and be in substantially the same form as that attached as Exhibit B.  The Lease shall be executed within five (5) days following exercise of the Option as provided herein.

5.                                      DUE DILIGENCE:  Following execution of this Agreement, TENANT will evaluate the Property. During such evaluation, TENANT shall conduct such tests as it deems necessary in its sole discretion, including but not limited to environmental and geotechnical tests and preparation of a survey and title report. LANDLORD shall cooperate with TENANT during its evaluation, including providing access to the Property, and provide to TENANT copies of existing reports concerning the Property. The TENANT shall conduct its evaluation so as not to impede or otherwise effect or inconvenience LANDLORD’S use or enjoyment of the Property or any business conducted thereon.

6.                                      EXERCISE OF THE OPTION:  If TENANT decides to exercise the Option granted herein, TENANT will notify the LANDLORD of its decision in writing before the end of the Option Period and the parties shall proceed to Lease execution as provided herein. The Option may be exercised at any time during the Option Period, as extended. If the TENANT does not notify LANDLORD before the end of the Option Period, then this Agreement shall expire and neither party shall have any further liability hereunder.

7.                                      TENANT IMPROVEMENTS:  TENANT may, at TENANT’S expense, construct one or more buildings and/or parking structures and other improvements on the Property, as it deems desirable, subject to applicable building codes.  LANDLORD agrees to cooperate with TENANT in obtaining necessary governmental approvals for the construction and operation of such improvements and to execute such applications, consents, and estoppel certificates as may be required by governmental authorities or TENANT’S lenders.

8.                                      NOTICES:  Any notice, request or demand required or permitted to be given pursuant to this Agreement shall be in writing and shall be deemed sufficiently given if, delivered by hand by messenger at the address of the intended recipient, sent prepaid by Federal Express (or a comparable guaranteed overnight delivery service), or deposited in the United States first class mail (registered or certified, postage prepaid, with return receipt requested), addressed to the intended recipient, at the intended recipient’s address set forth below, or at such other address as the intended recipient may have specified by written notice to the sender given in accordance with the requirements of this Paragraph.  Any such notice, request or demand so given shall be deemed given on the day it is delivered by messenger at the specified address, or on the day of deposit in the United States Mail, as the case may be.

For the LANDLORD:	Sycamore & Main, Inc.
c/o Jacobs Investments Management Co., Inc.
1231 Main Avenue
Cleveland, Ohio
Attention: David C. Grunenwald,
Vice-President of Development/Leasing

With a Copy to:	Stephen P. Owendoff, Esq.
Hahn Loeser & Parks LLP
200 Public Square
3300 BP Tower
Cleveland, Ohio 44114

For the TENANT:	Stephen A. Roark, CFO
Jacobs Entertainment, Inc.
17301 West Colfax
Golden, Colorado 80401

With a Copy to:	Samuel E. Wing, Esq.
Jones & Keller
1625 Broadway, Suite 1600
Denver, Colorado 80202

9.                                      CHOICE OF LAWS:  This Agreement shall be governed by and construed under the laws of the State of Ohio without regard to conflict of laws provisions.

10.                               AUTHORITY:  Each party signing below warrants and represents that he or it has the authority to execute this Agreement. This Agreement shall be binding on and inure to the benefit of each party’s successors and assigns.

11.                               LEASING COMMISSION:  The parties acknowledge that neither has been represented by a real estate broker or other agent in this transaction and each party agrees to defend and indemnify the other from and against any and all claims of a third-party real estate broker or agent for commissions being made though such party.

12.                               ASSIGNMENT. This Agreement may be assigned by the PURCHASER to an entity in which it owns a controlling interest or to an entity acquiring all or substantially all of the assets of the PURCHASER.

13.                               COUNTERPARTS. This Agreement may be executed in one or more counterparts, together which constitute the Agreement.

14.                               ENTIRE AGREEMENT: This Agreement together with the Purchase Agreement, contain the entire agreement between the parties hereto relating to the Property and shall not be amended or modified unless set forth in writing between the parties.

Agreed and Accepted as of the Effective Date.

TENANT:

Jacobs Entertainment, Inc.

	By:	/s/ Stephen R. Roark

	Name:	Stephen R. Roark

	Title:	President/Chief Financial Officer

LANDLORD:	Sycamore & Main, Inc.

	By:	/s/ David C. Grunenwald
David C. Grunenwald, Vice-President of
Development/Leasing

	By:	/s/ Patrick J. McKinley
Patrick J. McKinley, Executive
Vice-President